Exhibit 10.36

REPAYMENT AGREEMENT

This Repayment Agreement is being entered into by and between Banzai International, Inc., a Delaware corporation (“Company”), and Cooley LLP (“Payee”), as of September __, 2024 (the “Effective Date”). The Company and Payee are each a “Party” and collectively the “Parties” hereto.

WHEREAS, Payee has previously provided legal services to the Company (the “Services”), but that representation has concluded.

WHEREAS, the Company acknowledges and agrees that it has incurred outstanding fees for such Services in an amount equal to One Million Five Hundred Twenty Three Thousand Twenty Nine and 39/100 Dollars ($1,523,029.39) (the “Unpaid Fee Amount”) and desires to satisfy all unpaid accounts receivable owing from the Company to the Payee for the Services through payment of the Unpaid Fee Amount in accordance with the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. The Parties hereby agree that Company shall satisfy the Unpaid Fee Amount by making periodic payments to Payee pursuant to Schedule A attached hereto. As such, Payee agrees to reduce the Unpaid Fee Amount by One Million One Hundred Forty Two Thousand Two Hundred Seventy Two and 04/100 Dollars ($1,142,272.04) to Four Hundred Thousand Dollars ($400,000.00)2 in full accord and satisfaction of the Unpaid Fee Amount; provided that the payments are made by the Company in accordance with Schedule A. In the event that payments are not made in accordance with the Schedule A, Payee retains the right to seek to collect the entire Unpaid Fee Amount.

2. As of the Effective Date Payee agrees that, in exchange for the foregoing, no interest, late fees or penalties of any kind shall accrue on the Unpaid Fee Amount through the date on which the Unpaid Fee Amount is fully satisfied; provided that the payments are made by the Company in accordance with Schedule A. In the event that payments are not made in accordance with the Schedule A, Payee retains the right to seek to collect the entire Unpaid Fee Amount.

3. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4. Confidentiality. The Company shall hold and shall cause its affiliates and representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, the existence and subject matter of this Repayment Agreement. The Company shall not make any public disclosure or permit any of its representatives or affiliates to make any public disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Repayment Agreement unless previously approved by Payee in writing. In the event that the Company believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company shall give timely written notice to Payee so that Payee may have an opportunity to obtain a protective order or other appropriate relief.

2 Note to Banzai: We obtained approval internally to write off all but $400k, representing a write off of approximately 74%.

5. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission if sent by confirmed electronic transmission during normal business hours, or if sent outside of business hours, then the business day following the date of transmission by confirmed electronic transmission, or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the Company or Payee, as set forth below, or at such other address as the Company or the Payee may designate by advance written notice to the other parties hereto.

If to the Company:	Banzai International, Inc. 435 Ericksen Ave, Suite 250 Bainbridge Island, Washington 98110 Attn: Joe Davy Email: joe@banzai.io

If to the Payee:

Cooley LLP 1700 Seventh Avenue Suite 1900 Seattle, WA 98101 Attn: Alan Hambleton Email ahambelton@cooley.com

IN WITNESS WHEREOF, the undersigned have caused this Repayment Agreement to be executed by its duly authorized officers as of the date first written above.

Company:

BANZAI INTERNATIONAL, INC.

By:
Name: Joseph Davy
Title: Chief Executive Officer

COOLEY LLP

By:
______________________________________
Name: [___________________]
Title: [__________________]

Exhibit A

Payment	Date	Amount
Payment 1	1-Oct-24	$36,300.00
Payment 2	1-Nov-24	$36,300.00
Payment 3	1-Dec-24	$36,300.00
Payment 4	1-Jan-25	$36,300.00
Payment 5	1-Feb-25	$36,300.00
Payment 6	1-Mar-25	$36,300.00
Payment 7	1-Apr-25	$36,300.00
Payment 8	1-May-25	$36,300.00
Payment 9	1-Jun-25	$36,300.00
Payment 10	1-Jul-25	$36,300.00
Payment 11	1-Aug-25	$36,300.00